This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 6, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-155418
Prospectus Supplement
(To Prospectus dated November 18, 2008)

11,500,000 Shares
Progress Energy, Inc.

Common Stock

We are offering 11,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “PGN.” The shares of common stock offered by this prospectus supplement will also be listed on the New York Stock Exchange. The last reported sale price of our common stock on the New York Stock Exchange on January 5, 2009 was $40.22 per share.

  Investing in our common stock involves risks.  See “Risk Factors” on page S-5 of this prospectus supplement and the Risk Factors section of our most recent Annual Report on Form 10-K.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us Before Expenses	$	$

We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to an additional 1,725,000 shares of our common stock at the price described herein to cover over-allotments. If this option is exercised in full, we will receive approximately $      million of additional proceeds, before expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or determined that this prospectus supplement or the accompanying base prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about January   , 2009

Joint Book-Running Managers

J.P.Morgan	Morgan Stanley

Co Managers

Robert W. Baird & Co.          Lazard Capital Markets          UBS Investment Bank

The date of this prospectus supplement is January   , 2009.

Prospectus Supplement
About This Prospectus Supplement	ii
Safe Harbor for Forward-Looking Statements	S-1
Prospectus Supplement Summary	S-2
Risk Factors	S-5
Price Range of Common Stock and Dividend Policy	S-6
Capitalization and Short-Term Debt	S-7
Use of Proceeds	S-8
Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders of Common Stock	S-8
Underwriting	S-12
Experts	S-15
Legal Matters	S-15
Documents Incorporated by Reference	S-15

Prospectus
About This Prospectus	i
Our Company	i
The Trusts	i
Use of Proceeds	i
Ratio of Earnings to Fixed Charges	ii
Where You Can Find More Information	ii
Documents Incorporated By Reference	ii
Risk Factors	1
Safe Harbor for Forward-Looking Statements	2
Description of Debt Securities	4
Description of Trust Preferred Securities	15
Description of Guarantees	15
Description of Capital Stock	15
Description of Stock Purchase Contracts and Stock Purchase Units	17
Plan of Distribution	17
Experts	18
Legal Matters	18

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If there is any variation between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you or that is contained in any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the common stock in any jurisdiction where an offer or sale of them is not permitted. The information in this prospectus supplement may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Progress Energy,” “we,” “us,” and “our,” or similar terms, are to Progress Energy, Inc. and its subsidiaries.

ii

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this document and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document, and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, the financial statements and other documents incorporated by reference and any related free writing prospectus. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document, to determine whether an investment in our common stock is appropriate for you.

Progress Energy, Inc.

We are a leading integrated energy provider with our primary base of operations in the southeastern United States. We were incorporated in August 1999 under the laws of the State of North Carolina. We operate primarily through regulated utility businesses, which include:

•	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), a regulated public utility founded in 1908, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 34,000 square mile service area in portions of North Carolina and South Carolina; and

•	Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area in portions of Florida.

Recent Developments

Execution of EPC Contract by Progress Energy Florida

On December 31, 2008, PEF entered into an engineering, procurement and construction (EPC) contract for two Westinghouse AP1000 nuclear units to be constructed in Levy County, Florida. Under the terms of the EPC contract, Westinghouse Electric Company, LLC and Stone & Webster, Inc. will provide design, engineering, procurement and construction services for two 1,105 net megawatt nuclear electric-generating units. The units are expected to be substantially complete between 2016 and 2018. Subject to possible termination fees and related expenses under certain circumstances, PEF may cancel either or both of the units at any time. PEF will not commence substantive construction of the units until all necessary licenses and permits are issued. The contract price for the two units is approximately $7.65 billion, part of which is subject to escalation. We expect the total project cost to be approximately $17 billion (which represents approximately $14 billion for generating facilities and approximately $3 billion for associated transmission facilities). PEF expects to have substantial joint ownership in the project.

Revised 2009 Capital Expenditure Estimate

In our 2007 Annual Report on Form 10-K, we stated that we expected total capital expenditures (including expenditures for environmental compliance) for 2008 and 2009 to be $2.82 billion and $2.86 billion, respectively. We estimate 2008 total capital expenditures to have been approximately $2.7 billion. Based on current information, we are reducing our expected 2009 total capital expenditures (including expenditures for environmental compliance) by approximately $250 million to approximately $2.6 billion. All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on a number of factors including, but not limited to, industry restructuring, regulatory constraints, market volatility and economic trends.

Dividend Declared

On December 10, 2008, our Board of Directors declared a quarterly common stock dividend of $0.62 per share, which represents an increase over our prior quarterly common stock dividend of $0.615 per share. This increased dividend is payable on February 2, 2009 to shareholders of record as of January 12, 2009. Purchasers holding shares of common stock from this offering on the record date will be entitled to receive the quarterly common stock dividend payable February 2, 2009.

Market Decline to Result in Increased Contributions to Benefit Plan Assets

The performance of the capital markets affects the value of the assets that are held in trust to satisfy future obligations under our defined benefit pension plans. The recent deterioration of the capital markets has led to a decline in the market value of these assets and a reduction in the benchmark discount rate with respect to a return on these assets. Accordingly, we expect that our future funding requirements of the obligations under our defined benefit plans to significantly increase.

Summary of the Offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock — Common Stock.”

Issuer	Progress Energy, Inc.

Common Shares Offered	11,500,000 shares (13,225,000 shares if the underwriters’ over-allotment option is exercised in full)

Use of Proceeds	We expect to use the net proceeds from the sale of the common stock to reduce the outstanding balance of our short-term debt, including our outstanding commercial paper balance and/or revolving credit facility borrowings. For additional information, see “Use of Proceeds.”

Risk Factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common shares.

NYSE Symbol	PGN

Summary Financial Information

In the table below, we provide you with our summary financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Documents Incorporated by Reference” on page S-15 of this prospectus supplement and “Where You Can Find More Information” on page ii of the accompanying prospectus.

	Nine Months
	Ended
	September 30,				Year Ended December 31,
	2008		2007		2007		2006		2005
	(In Millions of Dollars except for Ratios)

Income Statement Data:
Operating revenues	$7,006		$6,951		$9,153		$8,724		$7,948
Operating income	1,362		1,262		1,546		1,487		1,388
Total interest charges, net	466		431		588		624		575
Net income	723		401		504		571		697
Balance Sheet Data (end of period):
Total assets	28,237		26,664		26,365		25,859		27,114
Total debt	11,053		10,201		9,815		9,159		11,134
Other Data:
Ratio of earnings to fixed charges(a)	2.68	x	2.62	x	2.62	x	2.08	x	2.11	x
Capital expenditures(b)	$1,918		$1,609		$2,201		$1,686		$1,439

(a)	Ratios for the periods ended September 30 represent the ratios for the twelve-month periods ending on those dates. We define “earnings” as income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest. We define “fixed charges” as the sum of interest on long-term debt, other interest, an imputed interest factor included in rentals and preferred dividend requirements of subsidiaries. Ratio of earnings to fixed charges for the years ended December 31, 2004 and 2003 were 2.23x and 2.06x, respectively.

(b)	We define “capital expenditures” as gross property and nuclear fuel additions.

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document. Much of the business information, as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference into this document. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and any related free writing prospectus. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the NYSE under the symbol “PGN.” The following table sets forth on a per share basis the high and low closing sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system.

	High	Low

2006
First Quarter	$45.22	$42.63
Second Quarter	45.10	40.79
Third Quarter	45.39	42.19
Fourth Quarter	49.39	44.63
2007
First Quarter	$51.03	$47.28
Second Quarter	52.55	45.32
Third Quarter	48.09	43.33
Fourth Quarter	50.11	45.12
2008
First Quarter	$48.61	$41.32
Second Quarter	43.31	41.14
Third Quarter	45.03	40.53
Fourth Quarter	44.48	35.42
2009
First Quarter (through January 5, 2009)	$40.65	$40.22

The last reported sale price of our common stock on January 5, 2009 on the NYSE is included on the cover page of this prospectus supplement. As of December 31, 2008, there were approximately 57,211 holders of record of our common stock.

We have paid quarterly cash dividends on our common stock without interruption since 1947 and have increased our dividend in each of the last 20 years. We paid a dividend of $0.605 per share in each quarter of 2006, $0.61 per share for each quarter of 2007, and $0.615 per share for each quarter of 2008. On December 10, 2008, our Board of Directors declared a quarterly common stock dividend of $0.62 per share, payable on February 2, 2009 to shareholders of record as of January 12, 2009. Purchasers holding shares of common stock from this offering on the record date will be entitled to receive the quarterly common stock dividend payable February 2, 2009. Future dividends will depend upon our future earnings, financial condition and other factors affecting dividend policy.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our capitalization and short-term debt as of September 30, 2008. For a discussion of the application of the proceeds of this offering, see “Use of Proceeds.”

	As of
	September 30, 2008
	(Dollars in Millions)

Short-term Debt(a)
Commercial Paper(a)	$495	2.5%
Current Portion of Long-term Debt(b)	400	2.0%
Long-term Debt
Long-term Debt, affiliate(c)	272	1.3%
Long-term Debt, net	9,886	49.5%

Total Debt(a)(d)	$11,053	55.3%
Preferred Stock of Subsidiaries — Redemption Not Required	93	0.5%
Minority Interest	6	0.0%
Common Stock Equity	8,827	44.2%

Total Capitalization and Short-term Debt	$19,979	100.0%

(a)	At September 30, 2008, we had no outstanding borrowings under our revolving credit facility. As of December 31, 2008, the outstanding balance under our revolving credit facility was $600 million and our commercial paper balance, on a consolidated basis, was approximately $550 million. We expect to use the net proceeds of this offering to reduce the outstanding balance of our short-term debt, including our outstanding commercial paper balance and/or revolving credit facility borrowings. See “Use of Proceeds.”

(b)	Represents $400 million outstanding balance of PEC’s 5.95% Senior Notes due March 1, 2009.

(c)	Represents 7.10% Junior Subordinated Deferrable Interest Notes due 2039 issued by a wholly owned subsidiary to an affiliated trust in connection with the issuance of 7.10% Cumulative Quarterly Income Preferred Securities due 2039, Series A by Florida Progress Corporation, a wholly owned subsidiary.

(d)	As of September 30, 2008, approximately $8.0 billion of our total debt was issued by our subsidiaries.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the common stock of approximately $      million (approximately $      million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses, to reduce Progress Energy, Inc.’s outstanding balance of short-term debt, including our outstanding commercial paper balance and/or revolving credit facility borrowings. From time to time, we rely on commercial paper and additional borrowings under our revolving credit facility for general corporate purposes, as discussed in our current and periodic filings with the SEC.

At December 31, 2008, Progress Energy, Inc. had an outstanding commercial paper balance of $69.4 million with a weighted average maturity of approximately 21 days and a weighted-average interest rate of approximately 5.02%. Borrowings outstanding under our revolving credit facility, which expires on May 3, 2012, were $600 million as of December 31, 2008, and currently accrue interest at a rate of 2.52%. Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive their proportionate share of the amount repaid under the revolving credit facility with net proceeds from this offering. For more information, see “Underwriting.”

To the extent any of the net proceeds are not immediately applied, we may temporarily invest them in U.S., state, or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. For purposes of this summary, the term non-U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual who has not become generally subject to U.S. federal income tax by virtue of substantial physical presence in the United States;

•	a corporation organized or created under non-U.S. law;

•	an estate that is not taxable in the United States on its worldwide income; or

•	a trust, if either (1) no court within the United States is able to exercise primary supervision over its administration or (2) no U.S. person nor combination of U.S. persons has the authority to control all of its substantial decisions.

This section assumes that non-U.S. holders will hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment purposes). This section does not consider all of the tax considerations that may be relevant to a particular non-U.S. holder in light of its individual circumstances and does not address the treatment of a non-U.S. holder under the laws of any state, local, or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing, temporary, and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. These laws and interpretations are subject to change, possibly on a retroactive basis.

This section does not discuss the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. partnership or other pass-through entity or to the partners or members in such an entity. If you are a non-U.S. partnership or other pass-through entity or a partner or member in such an entity, you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of acquiring, holding, and disposing of the common stock.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of our common stock. You should consult your tax advisor regarding the U.S. federal income and estate tax consequences of acquiring, holding, and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, or foreign taxing jurisdiction, and the effect of any change in applicable tax law.

Dividends

A distribution on our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent the distribution exceeds our current and accumulated earnings and profits, the distribution will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock. Except as described below, if you are a non-U.S. holder of our common stock, you will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends received on the common stock, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate.

We generally will withhold at the lower treaty rate on dividend payments to you if you have furnished to us, or our payment agent, prior to the payment of the dividend:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with applicable Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a timely claim for refund with the U.S. Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States or, if an income tax treaty applies, are attributable to a “permanent establishment” that you maintain in the United States, you generally will not be subject to U.S. withholding tax on the dividends, provided that you have furnished to us, prior to the payment of the dividend, a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

Instead, such “effectively connected” dividends will be subject to U.S. federal income tax on a net income basis at the applicable graduated individual and corporate tax rates. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate.

The Treasury regulations generally provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are treated as transparent for U.S. federal income tax purposes, and entities that are disregarded for U.S. federal income tax purposes, under the laws of the applicable income tax treaty jurisdiction, or both. Specifically, the Treasury regulations provide special rules for determining whether, for income tax treaty applicability purposes, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in the entity. You should consult your tax advisor regarding the applicability of the relevant Treasury regulations to you.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business within the United States or, if an income tax treaty applies, is attributable to a “permanent establishment” that you maintain in the United States, in which case you will be subject to U.S. federal income tax on the gain on a net income basis at the applicable graduated rates;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case you will be subject to a 30% tax (unless an applicable income tax treaty provides for an exemption or a lower rate) on the gain derived from the sale or other disposition, which gain may be offset by the amount of certain U.S. source capital losses;

•	you are a former citizen or resident of the United States, in which case you may be subject to tax pursuant to the provisions of the U.S. federal income tax laws applicable to United States expatriates; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or your holding period of our common stock (or you held 5% or less of our common stock and our stock is not “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, in which case the gain will be treated as effectively connected with a U.S. trade or business, taxable in the manner described.

We believe that we have not been, are not and do not anticipate becoming in the foreseeable future, a “United States real property holding corporation” for U.S. federal income tax purposes.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for benefits under an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

Generally, we must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder of our stock the amount of dividends that we paid to that holder and the amount of any tax withheld with respect to those dividends, if any. This information also may be made available to the tax authorities of a country in which you reside pursuant to the provisions of an applicable income tax treaty or information exchange agreement.

Under some circumstances, Treasury regulations require backup withholding (currently, at the rate of 28%) and additional information reporting on reportable payments on common stock. If you are a non-U.S. holder, you generally will be exempt from these backup withholding and additional information reporting requirements on dividends that we pay on our common stock and the payment of the proceeds of a sale or other disposition of our common stock paid by or through a U.S. office of any broker, if:

•	you provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•	you otherwise establish an exemption from backup withholding and information reporting requirements.

The payment of the proceeds of a sale or other disposition of our common stock will be subject to information reporting, but generally not backup withholding, if the proceeds are paid through a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership if, at any time during its tax year (i) one or more of its partners are “U.S. persons,” as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the partnership is engaged in the conduct of a U.S. trade or business.

However, the sale or other disposition of our common stock will not be subject to information reporting if the documentation requirements described above are met and the broker does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption from information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

Shares of our common stock that are owned (or treated as owned) by an individual who at the time of his or her death is not a citizen or resident of the Unites States will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, we have agreed to sell to the underwriters, and each of the underwriters severally has agreed to purchase from us, the respective number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Robert W. Baird & Co. Incorporated
Lazard Capital Markets LLC
UBS Securities LLC

Total	11,500,000

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase all of the shares of common stock sold under the underwriting agreement if any of the shares are purchased, other than those shares covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their affiliates and Lazard Frères & Co. LLC have provided, and in the future may continue to provide, investment banking, commercial banking and other financial services to us and our affiliates in the ordinary course of business, for which they have received and will continue to receive customary compensation. Because more than 10% of the net proceeds of this offering may be received by members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering or their affiliates or associated persons, this offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Robert W. Jones, one of our directors, is a Senior Advisor of Morgan Stanley & Co. Incorporated, one of the underwriters in this offering.

Offering Price

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 1,725,000 additional shares of common stock at a price equal to $      per share, less the underwriting discounts and less an amount per share equal to any dividends declared by us and payable on the common shares sold on the date hereof but not payable on the shares purchased pursuant to the underwriters’ over-allotment option. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement solely to cover over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table above.

No Sale of Similar Securities

Subject to certain exceptions, we and certain of our directors and officers have agreed that, without first obtaining the written consent of the representatives, we will not during the 60-day period after the date of this prospectus supplement:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise transfer or dispose of any shares of common stock or file any registration statement with respect to the foregoing;

•	enter into any swap or other agreement that transfers, in whole or in part, the economic equivalent of ownership of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any such offer, sale, pledge, disposition or filing.

The lock-up agreement applies to common stock and to securities convertible into, or exchangeable or exercisable for common stock. The lock-up agreement does not apply to issuances under our employee or director compensation and benefit plans or our dividend reinvestment plan or in connection with business combinations. The underwriters in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice.

Commissions and Expenses

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

We estimate that the expenses of this offering, excluding underwriting discounts and commissions, will be $300,000.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

—	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

—	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

—	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

—	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated November 6, 2008, for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006, and (2) express an unqualified opinion on our internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Frank A. Schiller, our General Counsel, and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the common stock. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of December 31, 2008, Mr. Schiller beneficially owned, or had options to acquire, a number of shares of our common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Schiller is acquiring additional shares of our Common Stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Our SEC filing number is 1-15929. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless and, to the extent, specified in any such Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1 and our previously disclosed correction of errors in presentation in Note 23 and Note 24. These revisions had no effect on the reported net income for any of the periods presented.)

•	Our Proxy Statement on Schedule 14A dated April 3, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

•	Our Current Reports on Form 8-K filed February 28, March 20, May 14, June 26, August 28, September 15, September 19, October 6, October 31 (solely with respect to Item 2.03), November 6 and December 11, 2008 and January 5, 2009 (solely with respect to the event dated December 31, 2008).

You may request a copy of these filings, at no cost, by writing or calling us at the following:

Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone:  (919) 546-7474

PROSPECTUS

Progress Energy, Inc.
Senior Debt Securities
Junior Subordinated Debentures
Common Stock
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units
Guarantees

Progress Energy Capital Trust I
Progress Energy Capital Trust II
Progress Energy Capital Trust III
Trust Preferred Securities
Guaranteed by Progress Energy, Inc.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “PGN.”

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 18, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we and the Trusts (as defined below) may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: Senior Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units and Guarantees. The Trusts may offer their preferred securities, which we refer to in this prospectus as the Trust Preferred Securities. We will guarantee the Trusts’ obligations under the Trust Preferred Securities as described in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we or the Trusts may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

We are a leading integrated energy provider with our primary base of operations in the southeastern United States. We were incorporated in August 1999 under the laws of the State of North Carolina. We operate primarily through regulated utility businesses, which include:

•	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), a regulated public utility founded in 1908, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 34,000 square mile service area in portions of North Carolina and South Carolina; and

•	Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area in portions of Florida.

Our principal executive offices are located at 410 South Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is (919) 546-6111.

Unless the context requires otherwise, references in this prospectus to the terms “Progress Energy,” “we,” “us,” “our” and other similar terms mean Progress Energy, Inc.

THE TRUSTS

Each of Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each of which we refer to in this prospectus as a “Trust,” is a statutory business trust formed under Delaware law by us, as trust sponsor, and BNY Mellon Trust of Delaware (as successor to Bank One Delaware, Inc.), which serves as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Statutory Trust Act. The principal place of business of each of the Trusts is c/o Progress Energy, Inc., 410 South Wilmington Street, Raleigh, North Carolina 27601.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of any offered securities:

•	to finance our subsidiaries’ construction and maintenance programs;

•	to finance future acquisition of other entities or their assets;

•	to refund, repurchase, retire or redeem outstanding indebtedness; and

•	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by federal government or agency obligations, or we may deposit the proceeds with banks.

i

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the following periods was:

For the Twelve Months Ended September 30,
2008	2007

2.68x	2.62x

For the Twelve Months Ended December 31
2007	2006	2005	2004	2003

2.62x	2.08x	2.11x	2.23x	2.06x

These computations include us and our subsidiaries, and certain other companies in which we hold an equity interest. We define “earnings” as income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest. We define “fixed charges” as the sum of interest on long-term debt, other interest, an imputed interest factor included in rentals, and preferred dividend requirements of subsidiaries.

As of September 30, 2008, we had no preferred stock outstanding.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filing number is 1-15929. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our Common Stock is listed on the New York Stock Exchange under the ticker symbol “PGN.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally, information about us and our SEC filings is available on our web site at http://www.progress-energy.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that, unless we specifically state otherwise, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1 and our previously disclosed correction of errors in presentation in Note 23 and Note 24. These revisions had no effect on the reported net income for any of the periods presented.)

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

•	Our Current Reports on Form 8-K filed February 28, March 20, May 14, June 26, August 28, September 15, September 19, October 6, October 31 and November 6, 2008.

•	The description of our Common Stock included under the heading “Description of Holdings Capital Stock” in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.

You may request a copy of these filings at no cost by writing or calling us at the following address:

Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ii

RISK FACTORS

Investing in our securities involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors described in our 2007 Form 10-K, which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic and current reports, which are also incorporated by reference into this prospectus, and future supplements hereto. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our securities, you should carefully consider the risks discussed in our 2007 Form 10-K and the other information in this prospectus, any supplement hereto as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto, and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005 (EPACT);

•	the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates;

•	our ability to meet current and future renewable energy requirements;

•	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

•	the impact on our facilities and businesses from a terrorist attack;

•	weather and drought conditions that directly influence the production, delivery and demand for electricity;

•	recurring seasonal fluctuations in demand for electricity;

•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

•	economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets;

•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;

•	our ability, and the ability of our subsidiaries, to control costs, including operation and maintenance expense (O&M) and large construction projects;

•	the ability of our subsidiaries to pay upstream dividends or distributions to us;

•	the length and severity of the current financial market distress that began in September 2008;

•	the ability to successfully access capital markets on favorable terms;

•	the stability of commercial credit markets and our access to short-term and long-term credit;

•	the impact that increases in leverage may have on us and our subsidiaries;

•	the ability of us and our subsidiaries to maintain current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings, or those of our subsidiaries, are downgraded;

•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K);

•	the investment performance of our nuclear decommissioning trust funds and the assets of our pension and benefit plans;

•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and

•	unanticipated changes in operating expenses and capital expenditures.

Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section in our most recent annual report on Form 10-K, which is updated for material changes, if any, in our other SEC filings. You should carefully read these risk factors. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us and our subsidiaries.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under the Indenture (for Debt Securities), dated February 15, 2001, between us and The Bank of New York Mellon Trust Company, National Association, as successor trustee (the “Initial Senior Indenture”) and/or one or more additional indentures between us and a trustee or trustees we will identify (the “Additional Senior Indentures”). We will issue the Junior Subordinated Debentures in one or more series under one or more Subordinated Indentures between us and a trustee we will identify. The Initial Senior Indenture, the Additional Senior Indentures and the Subordinated Indentures are called Debt Securities Indentures. We have summarized the Debt Securities Indentures below. The term Debt Securities Trustee refers to the Trustee under a Debt Securities Indenture. This prospectus describes certain general terms of the Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Initial Senior Indenture and the form of Debt Securities Indenture (for Additional Senior Indentures and Subordinated Indentures) are filed as exhibits to the registration statement of which this prospectus is a part. You should read the Initial Senior Indenture and the form of Debt Securities Indenture for provisions that may be important to you. In the summary below, we have included references to applicable section numbers of the Initial Senior Indenture and the form of Debt Securities Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Initial Senior Indenture and the form of Debt Securities Indenture, unless otherwise defined below.

General

The Senior Debt Securities offered by this prospectus will be our direct unsecured general obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures offered by this prospectus will be our unsecured obligations and will be junior in right of payment to our Senior Indebtedness, as described below under the heading “ Subordination of Junior Subordinated Debentures.”

The information that we are providing you in this prospectus concerning the Debt Securities Indentures and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Securities Indentures, any supplemental indentures and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file later with the SEC and that will be incorporated by reference into this prospectus.

Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, all of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 2008, on a consolidated basis (including securities due within one year), we had approximately $11.1 billion of outstanding debt, of which approximately $8.0 billion was subsidiary debt. Unless otherwise specified in a prospectus supplement, the Debt Securities Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Provisions of a Particular Series

You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information, as applicable:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if other than the principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing the Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

•	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount to their principal amount or may be denominated in a currency other than United States dollars. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than United States dollars.

Subordination of Junior Subordinated Debentures

The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Junior Subordinated Debentures may be made if:

•	any Senior Indebtedness is not paid when due and that default continues without waiver, or

•	the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

Except as otherwise defined in a prospectus supplement, the term “Senior Indebtedness” means:

•	obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, us

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Junior Subordinated Debentures and the Guarantees); or

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles;

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments;

•	obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	obligations for claims, as defined in Section 101(5) of the United States Bankruptcy Code of 1978, as amended, in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and

•	obligations of the type referred to in each of the preceding bullet-points of another person the payment of which we have guaranteed or are responsible or liable for, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Indenture or subsequently incurred by us.

Any of the foregoing will not be Senior Indebtedness if it is by its terms subordinate or junior in right of payment to any other indebtedness of ours or equal in right of payment to the Junior Subordinated Debentures.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Additional Terms of Junior Subordinated Debentures

The prospectus supplement applicable to any Junior Subordinated Debentures we offer will describe the material terms and offering prices of those Junior Subordinated Debentures, including those issued in connection with the issuance of Trust Preferred Securities.

Form, Exchange and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to:

•	issue, register the transfer of or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by us by mail not less than 30 nor more than 60 days prior to the redemption date.

Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets

—	is organized and validly existing under the laws of any domestic jurisdiction;

—	expressly assumes by supplemental indenture our obligations under the Debt Securities and under the applicable indentures;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

“Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Securities of that series within 30 days;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any sinking fund payment, if any, on any Debt Securities of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all (or any part of) the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay

—	all overdue interest on all Debt Securities of the particular series;

—	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

For more information, see Section 903 of the applicable Debt Securities Indenture.

Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•	to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

•	to change any place where

—	the principal of and any premium and interest on any Debt Securities are payable,

—	any Debt Securities may be surrendered for registration of transfer or exchange

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected, change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Global Securities

We may issue some or all of the Debt Securities of any series as global securities, or Global Debt Securities. We will register each Global Debt Security in the name of a depositary identified in the applicable prospectus supplement. The Global Debt Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable indenture.

As long as the depositary or its nominee is the registered holder of a Global Debt Security, that person will be considered the sole owner and holder of the Global Debt Security and the securities represented by it for all purposes under the securities and the applicable indenture. Except in limited circumstances, owners of a beneficial interest in a Global Debt Security:

•	will not be entitled to have the Global Debt Security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Debt Security; and

•	will not be considered to be the owners or holders of the Global Debt Security or any securities represented by it for any purposes under the securities or the applicable indenture.

We will make all payments of principal and any premium and interest on a Global Debt Security to the depositary or its nominee as the holder of the Global Debt Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

Ownership of beneficial interests in a Global Debt Security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Debt Security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any applicable indenture; or

•	any agent of any of the above.

The applicable Debt Securities Indenture provides that if:

•	the depositary gives notice to us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days;

•	the depositary ceases to be eligible under the Debt Securities Indenture and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the Global Debt Securities will be exchanged for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Debt Securities Trustee the name or names in which the Debt Securities Trustee is to register these definitive Debt Securities. For more information, see Section 203 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The Trusts may from time to time offer under this prospectus Trust Preferred Securities. When the Trusts offer to sell a particular series of Trust Preferred Securities, we will describe the material terms of that series in a prospectus supplement. The original trust agreement for each of the Trusts will be amended and restated, effective when the securities of each Trust are initially issued. Such amended and restated trust agreement for each of the Trusts will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Unless otherwise stated in a prospectus supplement, the Trust Preferred Securities will be issued pursuant to one or more trust agreements, which we will describe in a prospectus supplement. Each Trust has filed a form of trust agreement as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Trust Agreement for provisions that may be important to you.

DESCRIPTION OF GUARANTEES

We may from time to time offer under this prospectus Guarantees of securities issued by the Trusts or any of our subsidiaries. When we issue any Guarantees, we will describe the material terms of those Guarantees in a prospectus supplement. A form of Guarantee Agreement with respect to Trust Preferred Securities is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of Guarantee Agreement for provisions that may be important to you.

DESCRIPTION OF CAPITAL STOCK

The following summary of the characteristics of our capital stock is qualified in all respects by reference to our articles of incorporation and bylaws, each as amended, copies of which are on file with the SEC. Our amended and restated articles of incorporation, as amended, are filed as Exhibit 3(a)(1) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Exhibit 3b(1) to our Annual Report on Form 10-K for the year ended December 31, 2001 and Exhibit 3.A to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Our current bylaws are filed as Exhibit 3.B to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Reference is also made to the laws of the State of North Carolina. Our authorized equity capitalization consists of 500,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of Preferred Stock, no par value per share. As of September 30, 2008, 262,849,656 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding.

Preferred Stock

Our board of directors has the authority under a “blank check” provision in our articles to issue, without any vote or action by the Progress Energy shareholders, shares of Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption including sinking fund provisions liquidation preferences and the number of shares constituting any series. The Progress Energy board of directors may also fix the voting rights, if any, of a series, except that it does not have authority under the “blank check” provision to issue Preferred Stock with more than one vote per share. There were no shares of Preferred Stock outstanding as of September 30, 2008, and there are no existing agreements or understandings for the designation of any series of Preferred Stock or the issuance of preferred shares.

Common Stock

This description of the Common Stock assumes that no Preferred Stock is issued and outstanding and that the Progress Energy board of directors has not determined the rights and preferences of any shares of Preferred Stock. The rights and preferences of the Common Stock, as generally described below, may change in relation to any shares of Preferred Stock that might be issued in the future.

Exchange Listing

Our outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol “PGN.” Any additional Common Stock we issue will also be listed on the NYSE.

Par Value

The Common Stock does not have a stated par value. A designated par value is not required under North Carolina law.

Dividends

Subject to the prior rights, if any, of holders of Preferred Stock, holders of Common Stock are entitled to any dividends that might be declared by Progress Energy’s board of directors. Progress Energy may purchase or otherwise acquire outstanding shares of Common Stock out of funds or other property legally available for this purpose.

Holders of Common Stock may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of Preferred Stock. Under certain circumstances, any debt instrument may restrict our ability to pay cash dividends.

Voting Rights and Cumulative Voting

Each share of Common Stock is entitled to one vote in the election of directors and all matters on which holders of Common Stock are entitled to vote. Holders of Common Stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares of Common Stock voting can elect all of Progress Energy’s directors, and in this event the holders of the remaining shares of Common Stock voting — less than 50% — would not have sufficient votes to elect any directors. Notwithstanding the foregoing, if the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality vote.

Preemptive Rights

The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock or other securities of Progress Energy.

Redemption and Conversion

Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities or property.

Fully Paid

All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable.

Other Rights

We will notify holders of Common Stock of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after we pay our creditors and holders of Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may from time to time offer under this prospectus Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of units (“Stock Purchase Units”) consisting of a Stock Purchase Contract and a beneficial interest in our other securities or securities of third parties. When we issue Stock Purchase Contracts or Stock Purchase Units, we will describe their material terms in a prospectus supplement.

PLAN OF DISTRIBUTION

We and the Trusts may sell the securities:

•	through underwriters or dealers;

•	directly through a limited number of institutional or other purchasers or to a single purchaser;

•	through agents; or

•	by any other legal means.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including:

•	the names of any underwriters, dealers or agents, and the respective amounts underwritten by each;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed, re-allowed or paid to dealers; and

•	any securities exchanges on which we may list any offered securities.

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 6, 2008, for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006, and (2) express an unqualified opinion on our internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless the applicable prospectus supplement provides otherwise, Frank A. Schiller, of our legal department, and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the offered securities for us, and Richards, Layton & Finger P.A., special Delaware counsel to the Trusts and for us, will issue such opinions for the Trusts. Unless the applicable prospectus supplement provides otherwise, any underwriters or agents will be advised on issues relating to any offering by their own legal counsel, Dewey & LeBoeuf LLP of New York, New York. Hunton &Williams LLP and Dewey & LeBoeuf LLP will rely on Richards, Layton & Finger P.A. as to matters of Delaware law with respect to the Trusts. As of September 30, 2008, Mr. Schiller beneficially owned, or had options to acquire, a number of shares of our common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Schiller is acquiring additional shares of our Common Stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

11,500,000 Shares

Progress Energy, Inc.

Common Stock

Prospectus Supplement
January   , 2009

Joint Book-Running Managers

J.P.Morgan
Morgan Stanley

Co-Managers

Robert W. Baird & Co.
Lazard Capital Markets
UBS Investment Bank